Exhibit 4.12

Date 13 February 2008

BRITANNIA BULK PLC

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

LLOYDS TSB BANK PLC

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to a bridge term loan facility of up to

US$30,000,000

to finance m.v.s “FRANKLIN” (tbr “ICE TRADER II”)

and “BAFFIN” (tbr “ICE POWER II”)

Watson, Farley & Williams
London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	14

3	POSITION OF THE LENDERS	14

4	DRAWDOWN	14

5	INTEREST	15

6	INTEREST PERIODS	17

7	DEFAULT INTEREST	17

8	REPAYMENT AND PREPAYMENT	18

9	CONDITIONS PRECEDENT	19

10	REPRESENTATIONS AND WARRANTIES	20

11	GENERAL UNDERTAKINGS	22

12	CORPORATE UNDERTAKINGS	25

13	INSURANCE	25

14	SHIP COVENANTS	29

15	SECURITY COVER	32

16	PAYMENTS AND CALCULATIONS	34

17	APPLICATION OF RECEIPTS	35

18	APPLICATION OF EARNINGS	36

19	EVENTS OF DEFAULT	37

20	FEES AND EXPENSES	41

21	INDEMNITIES	42

22	NO SET-OFF OR TAX DEDUCTION	44

23	ILLEGALITY, ETC	44

24	INCREASED COSTS	45

25	SET-OFF	47

26	TRANSFERS AND CHANGES IN LENDING OFFICES	47

27	VARIATIONS AND WAIVERS	50

28	NOTICES	51

29	SUPPLEMENTAL	53

30	LAW AND JURISDICTION	54

SCHEDULE 1 LENDERS AND COMMITMENTS		56

SCHEDULE 2 DRAWDOWN NOTICE		57

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		58

SCHEDULE 4 TRANSFER CERTIFICATE		61

SCHEDULE 5 MANDATORY COST FORMULA		65

SCHEDULE 6 LIST OF APPROVED BROKERS		67

EXECUTION PAGE		68

THIS AGREEMENT is made on 13 February 2008

BETWEEN:

(1)                                  BRITANNIA BULK PLC, a company incorporated in England (Company Reg. No. 03842976) whose registered office is at Dexter House, 2 Royal Mint Court, London EC3N 4QN, United Kingdom (the “Borrower”);

(2)                                  THE BANKS AND FINANCIAL INSTITUTIONS  listed in Schedule 1, as Lenders;

(3)                                  LLOYDS TSB BANK PLC, as Agent; and

(4)                                  LLOYDS TSB BANK PLC, as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrower a facility of up to $30,000,000 for the purpose of:

(A)                              providing funds to the Borrower to on-lend to Enterprise Bulk Services S.A. to finance part of the purchase price of a second-hand 40,000 dwt ice class dry bulk vessel “BAFFIN” (tbr “ICE POWER II”); and

(B)                                providing funds to the Borrower to on-lend to Oceanic Bulk Services S.A. to finance part of the purchase price of a second-hand 40,000 dwt ice class dry bulk vessel “FRANKLIN” (tbr “ICE TRADER II”).

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  Subject to Clause 1.5, in this Agreement:

“Accounts Security Deed” means a deed creating security in respect of the Earnings Account and the Collateral Account in the Agreed Form;

“Affected Lender” has the meaning given in Clause 5.6;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means Lloyds TSB Bank plc, acting in such capacity through its office at 10 Gresham Street, London EC2V 7AE, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Allocated Amount”  means for Clause 8.6, on any date the outstanding amount of the Loan multiplied by a fraction, the numerator of which will be the appraised market value (determined in accordance with Clause 15.3) of the Ship being sold or which is the subject of a Total Loss and the denominator of which is the latest aggregate appraised market value (determined in accordance with Clause 15.3) of both Ships;

“Approved Broker”  means each independent sale and purchase shipbroker approved by the Agent and listed at Schedule 6 hereto;

“Approved Manager” means, in relation to each Ship, Svendborg Ship Management A/S whose registered office is at Det Gule Pakhus, Havnepladsen 3A, 3.sal DK-5700 Svendborg, Denmark or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager of the Ship;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)                                  20 February 2008 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)                                 if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated in accordance with this Agreement;

“BAFFIN”  means the 40,000 dwt ice class dry bulk vessel of 27,078 gross registered tons and 13,844 net registered tons currently named “BAFFIN” and registered in the name of the Baffin Seller on the German flag and bareboat registered in Antigua and Barbuda and to be purchased by the relevant Owner pursuant to the Baffin MOA and to be registered in the name of the relevant Owner under Panamanian flag with the name “ICE POWER II”;

“Baffin MOA”  means the memorandum of agreement dated 22 January 2008 made between the Baffin Seller and the Borrower as amended by addendum no. 1 dated 22 January 2008 made between the Baffin Seller and the relevant Owner pursuant to which the Baffin Seller has agreed to sell, and the relevant Owner has agreed to purchase, BAFFIN for a purchase price of $35,500,000;

“Baffin Seller”  means MS “Baffin” GmbH and Co. KG, a corporation organised and existing under the laws of Germany and having its registered office at Stavendamm 4a, 28195, Bremen, Germany;

“Bond Documents”  means the Indenture, the 11% senior secured notes issued thereunder due 2011, any supplemental indenture entered into in connection therewith (including supplemental indentures pursuant to which the Owners guarantee the notes), the Security Documents (as defined in the Indenture) and the other documents entered into in connection therewith;

“Business Day” means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control”  means the occurrence of one or more of the following events:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d 3 and 13d 5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting shares of the Borrower or otherwise has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Borrower;

(b)                                 individuals who on the date of this Agreement constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the date of this Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office;

(c)                                  the adoption or approval by the board of directors or shareholders of the Borrower, of a plan relating to the liquidation or dissolution of the Borrower; or

(d)                                 the merger (which for purposes of this clause includes a statutory share exchange) or consolidation of the Borrower with or into another entity or the merger or consolidation of another entity with or into the Borrower, or the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another entity (other than, in all such cases, an entity that is controlled by one or more Permitted Holders) or group of related persons for purposes of Section 13(d) of the Exchange Act, other than a transaction following which (A) in the case of a merger or consolidation transaction, securities that represented 100% of the voting shares of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the voting shares of the surviving entity (or any parent thereof) in such merger or consolidation transaction and (B) in the case of such a sale, lease, exchange or other transfer of assets transaction, the transferee entity becomes a Subsidiary of the transferor of such assets;

“Classification Society” means Germanischer Lloyd, or such other classification society as the Agent shall approve from time to time;

“Collateral Account” means an account in the joint name of the Owners with the Agent in London designated “LTSB re: Enterprise Bulk Services S.A. and Oceanic Bulk Services S.A. - Collateral Account”, with account number 11595601, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Collateral Account for the purposes of this Agreement;

 “Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)           except to the extent that they fall within paragraph (b);

(i)            all freight, hire and passage moneys;

(ii)                                  compensation payable to the Owner or the Security Trustee in the event of requisition of the Ship for hire;

(iii)          remuneration for salvage and towage services;

(iv)          demurrage and detention moneys;

(v)                                 damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)                              all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)                                 if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the joint names of the Owners with the Agent in London designated “LTSB re: Enterprise Bulk Services S.A. and Oceanic Bulk Services S.A. - Earnings Account”, with account number 11595636, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;

“Environmental Claim” means:

(a)                                  any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)                                 any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)                                  any release of Environmentally Sensitive Material from a Ship; or

(b)                                 any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially likely to be arrested, attached, detained or injuncted and/or a Ship and/or the Borrower or an Owner (as the case may be) and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to be subject to any legal or administrative action; or

(c)                                  any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially likely to be arrested and/or where the Borrower or an Owner (as the case may be) and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Exchange Act”  means the Securities Exchange Act of 1934 of the United States;

“Finance Documents” means:

(a)           this Agreement;

(b)           the Agency and Trust Agreement;

(c)           the Guarantees;

(d)           the General Assignments;

(e)           the Mortgages;

(f)            the Accounts Security Deed; and

(g)                                 any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)                                  for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)                                 under any loan stock, bond, note or other debt security issued by the debtor;

(c)                                  under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)                                 under a financial lease, a deferred purchase consideration arrangement (other than trade and accounts payable incurred in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)                                  under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)                                    under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“FRANKLIN”  means the 40,000 dwt ice class dry bulk vessel of 27,078 gross registered tons and 13,844, net registered tons currently named “FRANKLIN” and registered in the name of the Franklin Seller on the German flag and bareboat registered in Antigua and Barbuda and to be purchased by the relevant Owner pursuant to the Franklin MOA and to be registered in the name of the relevant Owner under Panamanian flag with the name “ICE TRADER II;

“Franklin MOA”  means the memorandum of agreement dated 22 January 2008 made between the Franklin Seller and the Borrower as amended by addendum no. 1 dated 22 January 2008 made between the Franklin Seller and the relevant Owner pursuant to which the Franklin Seller has agreed to sell, and the relevant Owner has agreed to purchase, FRANKLIN for a purchase price of $35,500,000;

“Franklin Seller”  means MS “Franklin” GmbH and Co. KG, a corporation organised and existing under the laws of Germany and having its registered office at Stavendamm 4a, 28195 Bremen, Germany;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment” means, in relation to a Ship, the assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

“Guarantee” means, in relation to an Owner, a guarantee and indemnity in respect of the liabilities of the Borrower under this Agreement to be executed by such Owner under this Agreement in the Agreed Form;

 “IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Indenture” means an indenture dated 16 November 2006 entered into between the Borrower, the guarantors named as guarantors therein and Wilmington Trust Company as trustee;

“Insurances” means, in relation to a Ship:

(a)                                  all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)                                 all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium,

but excluding any insurances taken out for the sole benefit of the Creditor Parties, or any of them;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code”  means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC”  means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)           the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market, as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)                                  before the Loan has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)                                 after the Loan has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Mandatory Cost Rate” means the percentage calculated at an annual rate determined in accordance with Schedule 5;

“Margin” means for the period from the Drawdown Date to the date falling 6 months after the Drawdown Date 2.00 per cent. per annum and thereafter 3.50 per cent. per annum;

“MOAs”  means the Baffin MOA and the Franklin MOA;

“Mortgage” means, in relation to a Ship, the first preferred Panamanian ship mortgage on the Ship in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.9;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner”  means:

(a)                                  in relation to BAFFIN, Enterprise Bulk Services S.A., a corporation incorporated in Panama whose registered office is at c/o Vives y Asociados, Calle Beatriz M. de Cabal, Edificio P.H. Proconsa II, 8avo. Piso, Panama, Apartado Postal 0816-01461; and

(b)                                 in relation to FRANKLIN, Oceanic Bulk Services S.A., a corporation incorporated in Panama whose registered office is at c/o Vives y Asociados, Calle Beatriz M. de Cabal, Edificio P.H. Proconsa II, 8avo. Piso, Panama, Apartado Postal 0816-01461;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Holders”  means any of Arvid Tage, Serguei Zoudov or David Znak or any member of the immediate family thereof or any trust or similar vehicle formed for the benefit of any of them or any entity that is at least majority owned and controlled, directly or indirectly by any of them;

“Permitted Security Interests” means:

(a)                                  Security Interests created by the Borrower under the Bond Documents;

(b)                                 Security Interests created by the Finance Documents;

(c)                                  liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)                                 liens for salvage;

(e)                                  liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(f)                                    liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner (as the case may be) in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.11(g);

(g)                                 any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower or an Owner (as the case may be) is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)                                 Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)                                  any Finance Document;

(b)                                 any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)                                  any other document contemplated by or referred to in any Finance Document; and

(d)                                 any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                                  England and Wales;

(b)                                 the country under the laws of which the company is incorporated or formed;

(c)                                  a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)                                 a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                                  a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                                    a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)                                  any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)                                 any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means two Business Days prior to the start of the relevant Interest Period;

“Reference Banks”  means, subject to Clause 26.16, the London branches of Lloyds TSB Bank plc, The Royal Bank of Scotland plc, HSBC Bank plc and Barclays Bank plc;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means 27 November 2008;

“Requisition Compensation”  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)                                  a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)                                 the security rights of a plaintiff under an action in rem; and

(c)                                  any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Owner and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)                                  all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)                                 no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)                                  neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)                                 the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means Lloyds TSB Bank plc, acting in such capacity through its office at 10 Gresham Street, London EC2V 7AE, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Sellers”  means the Baffin Seller and the Franklin Seller;

“Servicing Bank” means the Agent or the Security Trustee;

“Ships” means the BAFFIN and the FRANKLIN;

“SMC”  means a safety management certificate issued in respect of each Ship in accordance with Rule 13 of the ISM Code;

“Total Loss” means, in relation to a Ship:

(a)                                  actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)                                 any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Owner of that Ship; and

(c)                                  any arrest, capture, seizure or detention of that Ship (including any hijacking, piracy or theft) unless it is within 1 month redelivered to the full control of the Owner of that Ship;

“Total Loss Date” means, in relation to a Ship:

(a)                                  in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)                                 in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)                                     the date on which a notice of abandonment is given to the insurers; and

(ii)                                  the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)                                  in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate”  has the meaning given in Clause 26.2; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement.

1.2          Construction of certain terms.  In this Agreement:

“administration notice”  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union,  the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower is obliged to procure are effected, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3                               Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)                                  on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                                 on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4                               Meaning of “subsidiary”.  A company (S) is a subsidiary of another company (P) if:

(a)                                  a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly or indirectly owned by P; or

(b)                                 P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                                  P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                                 P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5                               General Interpretation.  In this Agreement:

(a)                                  references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)                                 references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)                                  words denoting the singular number shall include the plural and vice versa; and

(d)                                 Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6                               Headings.  In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2                                         FACILITY

2.1                               Amount of facility.  Subject to the other provisions of this Agreement, the Lenders shall make a loan facility of up to the lesser of (i) $30,000,000 and (ii) thirty per cent. (30%) of the aggregate market value (determined in accordance with Clause 15.3) of the Ships available to the Borrower.

2.2                               Lenders’ participations in Loan.  Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3                               Purpose of Loan.  The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3                                         POSITION OF THE LENDERS

3.1                               Interests of Lenders several.  The rights of the Lenders under this Agreement are several.

3.2                               Individual Lender’s right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3                               Proceedings by individual Lender requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4                               Obligations of Lenders several.  The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)                                  the obligations of the other Lenders being increased; nor

(b)                                 the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4                                         DRAWDOWN

4.1                               Request for advance of Loan.  Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Agent receives a completed Drawdown Notice on or before the intended Drawdown Date.

4.2                               Availability.  The conditions referred to in Clause 4.1 are that:

(a)                                  the Drawdown Date has to be a Business Day during the Availability Period; and

(b)                                 the Loan shall be made in a single advance and if less than the maximum amount of the Loan is advanced to the Borrower on the Drawdown Date, the undrawn balance of the Loan shall be cancelled and the Lenders’ obligation to advance such undrawn balance shall terminate at that time.

4.3                               Notification to Lenders of receipt of a Drawdown Notice.  The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)                                  the amount of the Loan and the Drawdown Date;

(b)                                 the amount of that Lender’s participation in the Loan; and

(c)                                  the duration of the first Interest Period.

4.4                               Drawdown Notice irrevocable.  A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5                               Lenders to make available Contributions.  Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.

4.6                               Disbursement of Loan.  Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)                                  to the account of the Baffin Seller, the details of which the Borrower shall specify in the Drawdown Notice; and

(b)                                 in the like funds as the Agent received the payments from the Lenders.

4.7                               Disbursement of Loan to third party.  The payment by the Agent under Clause 4.6 to the Baffin Seller’s account shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5                                         INTEREST

5.1                               Payment of normal interest.  Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2                               Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin, the Mandatory Cost Rate and LIBOR for that Interest Period.

5.3                               Notification of rates of normal interest.  The Agent shall notify the Borrower and each Lender of each rate of interest as soon as reasonably practicable after each is determined.

5.4                               Obligation of Reference Banks to quote.  A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.5                               Absence of quotations by Reference Banks.  If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.6                               Market disruption.  The following provisions of this Clause 5 apply if:

(a)                                  no Screen Rate is available for an Interest Period and 3 or more of the Reference Banks do not, before 1.00pm (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)                                 at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the date which is 2 Business Days before the first day of that Interest Period; or

(c)                                  at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.7                               Notification of market disruption.  The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.6 which have caused its notice to be given.

5.8                               Suspension of drawdown.  If the Agent’s notice under Clause 5.7 is served before the Loan is made:

(a)                                  in a case falling within Clause 5.6(a) or (b), the Lenders’ obligations to make the Loan;

(b)                                 in a case falling within Clause 5.6(c), the Affected Lender’s obligation to participate in the Loan;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.9                               Negotiation of alternative rate of interest.  If the Agent’s notice under Clause 5.7 is served after the Loan is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.7 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.10                        Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.11                        Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.11 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.12                        Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 5.11, the Borrower may give the Agent not less than 15 days’ notice of its intention to prepay at the end of the interest period set by the Agent.

5.13                        Prepayment; termination of Commitments.  A notice under Clause 5.12 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)                                  on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)                                 on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.14                        Application of prepayment.  The provisions of Clause 8 shall apply in relation to the prepayment.

6                                         INTEREST PERIODS

6.1                               Commencement of Interest Periods.  The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2                               Duration of normal Interest Periods.  Subject to Clause 6.3, each Interest Period shall be:

(a)                                  1 month; or

(b)                                 such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.

6.3                               Duration of Interest Periods for repayment instalments.  In respect of an amount due to be repaid under Clause 8 on the Repayment Date, an Interest Period shall end on that Repayment Date.

7                                         DEFAULT INTEREST

7.1                               Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)                                  the date on which the Finance Documents provide that such amount is due for payment; or

(b)                                 if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)                                  if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2                               Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)                                  in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3 (a) and (b); or

(b)                                 in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3                               Calculation of default rate of interest.  The rates referred to in Clause 7.2 are:

(a)                                  the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)                                 the aggregate of the Margin and the Mandatory Cost Rate (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time, the rate from time to time determined by the Agent in its discretion as the cost of obtaining funds for such amounts equal to such overdue amounts and for such periods.

7.4                               Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5                               Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6                               Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8                                         REPAYMENT AND PREPAYMENT

8.1                               Amount of repayment instalments.  The Borrower shall repay the Loan in full no later than the Repayment Date.  On the Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.2                               Voluntary prepayment.  Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan at any time.

8.3                               Conditions for voluntary prepayment.  The conditions referred to in Clause 8.2 are that:

(a)                                  a partial prepayment shall be $600,000 or a multiple of $600,000;

(b)                                 the Agent has received from the Borrower at least 15 days’ (or 5 days’ in the case of prepayments made from amounts on deposit in the Collateral Account) prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)                                  the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.4                               Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.5                               Notification of notice of prepayment.  The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.3(c).

8.6                               Mandatory prepayment.  The Borrower shall be obliged to prepay the relevant amount if a Ship is sold or becomes a Total Loss:

(a)                                  in the case of a sale on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)                                 in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss;

for the purposes of this Clause, “relevant amount” means:

(i)                                     provided that no Potential Event of Default or Event of Default has occurred  and is continuing, the Allocated Amount; and

(ii)                                  if a Potential Event of Default or Event of Default has occurred and is continuing the total sale proceeds in respect of such Ship on the basis of an arm’s length sale (net of commissions, fees and other usual and customary transactions costs) or the total proceeds of insurance relating to such Total Loss in respect of such Ship (as the case may be).

8.7                               Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without further premium or penalty.

8.8                               No reborrowing.  No amount prepaid may be reborrowed.

8.9                               Voluntary Cancellation of Commitments.  Subject to the following conditions, the Borrower may cancel the whole or any part of the Total Commitments.

8.10                        Conditions for cancellation of Commitments.  The conditions referred to in Clause 8.9 are that:

(a)                                  a partial cancellation shall be in such amount specified by the Borrower in the notice referred to in paragraph (b) below; and

(b)                                 the Agent has received from the Borrower at least 15 days’ prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

8.11                        Effect of notice of cancellation.  The service of a cancellation notice shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitment of each Lender pro rata.

9                                         CONDITIONS PRECEDENT

9.1                               Documents, fees and no default.  Each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)                                  that, on or before the service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)                                 that, on the Drawdown Date but prior to the advance of the Loan, the Agent receives or is satisfied that it will receive on the advance of the Loan the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)                                  that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)                                     no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)                                  the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)                               none of the circumstances contemplated by Clause 5.6 has occurred and is continuing;

(d)                                 that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause.

9.2                               Waiver of conditions precedent.  If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied and prior to the disbursement of the Loan the Agent notifies the Borrower in writing which conditions are not satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10                                  REPRESENTATIONS AND WARRANTIES

10.1                        General.  The Borrower represents and warrants to each Creditor Party as follows.

10.2                        Status.  The Borrower is duly incorporated and validly existing and in good standing under the laws of England and Wales.

10.3                        Share capital and ownership.  The Borrower has an authorised share capital of £10,000,000 divided into 10,000,000 ordinary shares of £1 each, 8,204,314 of which shares have been issued fully paid in registered form, and the beneficial ownership of all those issued shares is held ultimately by Britannia Bulk Holdings plc all of which shares have been pledged to Goldman Sachs Credit Partners, L.P. as security trustee pursuant to a debenture dated 16 November 2007 and a shares charge dated the date of this Agreement.

10.4                        Corporate power.  The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                                  to execute the Finance Documents to which the Borrower is a party; and

(b)                                 to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.5                        Consents in force.  All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6                        Legal validity.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents) constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7                        No conflicts.  The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)                                  any law or regulation; or

(b)                                 the constitutional documents of the Borrower; or

(c)                                  any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.8                        No withholding taxes.  All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.9                        No default.  No Event of Default has occurred which is continuing.

10.10                 Information.  All material information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position of the Borrower from that disclosed in the latest of those accounts.

10.11                 No litigation.  No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) is pending against or, to the Borrower’s knowledge, is likely to be commenced or taken, in each case which could reasonably be expected to have a material adverse effect on the Borrower’s business or financial condition.

10.12                 Filings.  Save for such registrations and filings as are referred to in this Agreement and the Finance Documents it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Agreement and the Finance Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the Finance Documents.

10.13                 Compliance with certain undertakings.  At the date of this Agreement, the Borrower is in compliance with Clauses 11.4, 11.9 and 11.12.

10.14                 Taxes paid.  The Borrower has paid all taxes due and payable that are applicable to, or imposed on or in relation to the Borrower and its business, other than any taxes being contested in good faith by appropriate proceedings promptly instituted and diligently pursued and where appropriate reserves have been established in accordance with GAAP.

10.15                 ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Owners, the Approved Manager and the Ships have been, or will be, complied with at the time of the Drawdown Date.

10.16                 No money laundering.  Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account and for that of the Owners; (ii) that it will use the proceeds of the Loan for its own benefit and for that of the Owners, under its full responsibility and exclusively for the purposes specified in this Agreement;  and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive (91/308) EEC) of the Council of the European Communities).

10.17                 Conditions precedent documentation.  All documents provided or to be provided by the Borrower or any Security Party to any Creditor Party pursuant to Schedule 3 are, or when provided shall be, true and complete copies of such documents.

10.18                 Solvency.  The Borrower is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Borrower or any part of its assets.

10.19                 Validity and admissibility in evidence.  All authorisations, approvals, submissions, consents, licences, exemptions, filings, notices, certifications or registrations which are required or desirable:

(a)                                  to enable it lawfully to enter into, exercise its rights and comply with its obligations in each Finance Document to which it is a party;

(b)                                 to make each Finance Document to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

10.20                 Tax residence.  The Borrower is a resident, for corporate tax purposes, of England.

10.21                 Ship value.  If the ratio set out in Clause 15.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause.

10.22                 Repetition of representations and warranties.  The representations and warranties set out in Clauses 10.1 to 10.21 inclusive shall survive the execution of this Agreement and shall be deemed to be repeated on the Drawdown Date and at the commencement of each Interest Period, with respect to the facts and circumstances existing at each such time, as if made at each such time.

11                                  GENERAL UNDERTAKINGS

11.1                        General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2                        Title; negative pledge.  From and after the Drawdown Date and unless a Ship is sold in compliance with this Agreement, the Borrower will procure that each Owner shall hold the legal title to, and own the entire beneficial interest in the Ship owned by that Owner, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests.

11.3                        Disposal of assets.  The Borrower will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its business and for fair market value payable in cash on completion of the relevant transaction(s).

11.4                        Maintenance of ownership of Owners.  The Borrower shall remain the legal and direct beneficial owner of the entire issued and allotted share capital of each Owner free of any Security Interest.

11.5                        Information provided to be accurate.  All factual information (other than information under Clause 11.7) which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true in all material respects and not misleading in any material respect and will not omit any material fact necessary to make statements therein not misleading.

11.6                        Provision of financial statements.  The Borrower will send to the Agent:

(a)                                  as soon as possible, but in no event later than 30 April 2008, the audited consolidated accounts of the Borrower and its subsidiaries;

(b)                                 as soon as possible, but in no event later than the Drawdown Date the latest unaudited consolidated accounts of the Borrower and its subsidiaries certified by the chief financial officer of the Borrower as fairly representing in all material respects the financial condition of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)                                  as soon as possible, but in no event later than one month after the end of each quarter in each financial year of the Borrower and its subsidiaries, the consolidated quarterly accounts of the Borrower and its subsidiaries certified by the chief financial officer of the Borrower as fairly representing in all material respects the financial condition of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate.

11.7                        Form of financial statements.  All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)                                  be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)                                 fairly represent in all material respects the financial condition of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)                                  fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries required to be disclosed in such accounts in accordance with GAAP.

11.8                        Consents.  The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)                                  for the Borrower to perform its obligations under any Finance  Document to which it is a party; and

(b)                                 for the validity or enforceability of any Finance Document to which it is a party;

and the Borrower will comply with the terms of all such consents.

11.9                        Maintenance of Security Interests.  The Borrower will:

(a)                                  at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations which it purports to create; and

(b)                                 without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document to which it is a party, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure.

11.10                 Notification of litigation.  The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or any Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless the legal or administrative action could not reasonably be considered material in the context of any Finance Document.

11.11                 Principal place of business.  The Borrower will maintain its principal place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than England and Denmark.

11.12                 Confirmation of no default.  The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors (in their capacity as directors and not in a personal capacity) of the Borrower and which:

(a)                                  states that such directors have no knowledge that any Event of Default or Potential Event of Default has occurred; or

(b)                                 states that no such directors have no knowledge that any Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

                                                The Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.12 does not affect the Borrower’s obligations under Clause 11.13.

11.13                 Notification of default.  The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)                                  the occurrence of an Event of Default or a Potential Event of Default; or

(b)                                 any matter which indicates that an Event of Default or a Potential Event of Default may have occurred; or

(c)                                  the occurrence of an event of default (however described) under any facility agreements to which Britannia Bulk Finance Limited is a party on the date hereof,

and will keep the Agent fully up-to-date with all developments.

11.14                 Provision of further information.  The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)                                  to the Borrower, any Owner, the Ships, the Earnings or the Insurances; or

(b)                                 to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.15                 Provision of copies and translation of documents.  The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party together with, whenever necessary, a certified English translation prepared by a translator approved by the Agent.

11.16                 “Know your customer” checks.  The Borrower will produce to the Agent such documents and evidence in relation to itself or either Owner as the Agent or any of the Creditor Parties shall from time to time reasonably require, based on applicable law and regulations from time to time and the Agent’s or the relevant Creditor Party’s own internal guidelines from time to time relating to the Agent’s or the relevant Creditor Party’s knowledge of its customers.  Without prejudice to the generality of the foregoing, the Borrower shall provide to the Agent within 30 days of the Drawdown Date such documentation and evidence as is reasonably requested by the Agent on or before the date of this Agreement in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

12                                  CORPORATE UNDERTAKINGS

12.1                        General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2                        Maintenance of status.  The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the England.

12.3                        Negative undertakings.  The Borrower will not:

(a)                                  change its name or make any substantial change to the nature of its business from that existing at the date of this Agreement;

(b)                                 enter into, terminate or make any material amendments to any loan agreement with any of its affiliates or enter into any new loan agreements with any of its affiliates, except on an arms’ length basis on normal market terms; or

(c)                                  enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

13                                  INSURANCE

13.1                        General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period and, as applicable, to procure that the Owners shall comply with the provisions of this Clause 13 in each case except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2                        Maintenance of obligatory insurances.  The Borrower shall procure that each Owner shall keep the Ship owned by it insured at its expense against:

(a)                                  fire and usual marine risks (including hull and machinery and excess risks);

(b)                                 war risks (including the London blocking and trapping addendum or equivalent coverage and including war and terrorism risks excluded from the protection and indemnity risks coverage);

(c)                                  protection and indemnity risks; and

(d)                                 any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3                        Terms of obligatory insurances.  The Borrower shall procure that each Owner shall effect such insurances in respect of the Ship owned by it:

(a)                                  in Dollars;

(b)                                 in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount which when aggregated with the insured value of the other Ship is 120 per cent of the Loan and (ii) the market value of the Ship;

(c)                                  in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)                                 in relation to protection and indemnity risks in respect of the Ship’s full tonnage;

(e)                                  on approved terms; and

(f)                                    through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4                        Further protections for the Creditor Parties.  In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)                                  whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lenders, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)                                 name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)                                  provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)                                 provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)                                  provide that the Security Trustee may make proof of loss if the relevant Owner fails to do so.

13.5                        Renewal of obligatory insurances.  The Borrower shall ensure that each Owner shall:

(a)                                  at least 21 days before the expiry of any obligatory insurance effected by each Owner:

(i)                                     notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)                                  obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)                                 at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)                                  procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6                        Copies of policies; letters of undertaking.  The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)                                  they will have endorsed on each policy, immediately upon issue, a loss payable or cut-through clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)                                 they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)                                  they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)                                 they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)                                  they will not set off against any sum recoverable in respect of a claim relating to a Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7                        Copies of certificates of entry.  The Borrower shall ensure that any protection and indemnity and/or war risks associations in which each Ship is entered provides the Security Trustee with:

(a)                                  a certified copy of the certificate of entry for the Ship;

(b)                                 a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)                                  a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8                        Deposit of original policies.  The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9                        Payment of premiums.  The Borrower shall ensure that all premiums or other sums of money from time to time due in respect of the obligatory insurances are paid in full and produce all relevant receipts when so required by the Security Trustee.

13.10                 Guarantees.  The Borrower shall arrange for the execution and delivery of all guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11                 Compliance with terms of insurances.  The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance in relation to any Ship invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)                                  the Borrower shall procure that each Owner shall (in the case of the Ship owned by it) take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)                                 the Borrower shall procure that no Owner shall (in the case of the Ship owned by it) make any changes relating to the classification or Classification Society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)                                  the Borrower shall procure that each Owner shall (in the case of the Ship owned by it) make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)                                 the Borrower shall procure that no Owner shall (in the case of the Ship owned by it) employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12                 Alteration to terms of insurances.  The Borrower will procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13                 Settlement of claims.  The Borrower shall procure that no Owner shall (in the case of the Ship owned by it) settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14                 Provision of copies of communications.  The Borrower shall procure that each Owner (in respect of the Ship owned by it) shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Owner and:

(a)                                  the approved brokers;

(b)                                 the approved protection and indemnity and/or war risks associations; and

(c)                                  the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)                                     the relevant Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)                                  any credit arrangements made between the relevant Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15                 Provision of information.  In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)                                  obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)                                 effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall, within 5 Business Days following demand, indemnify the Security Trustee in respect of all reasonable, out-of-pocket fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16                 Mortgagee’s interest, additional perils and political risk insurances.  The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts (but at least 110 per cent. of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable, out-of-pocket expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14                                  SHIP COVENANTS

14.1                        General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period and, as applicable, to procure that the Owners shall comply with the provisions of this Clause 14 in each case except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2                        Ship’s name and registration.  The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name as a Panamanian Ship; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name (other than as contemplated in the Recitals) or port of registry of the Ship owned by it.

14.3                        Repair and classification.  The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)                                  consistent with first-class ship ownership and management practice;

(b)                                 so as to maintain the highest classification for vessels of the same age and type as that Ship with the Classification Society, free of overdue recommendations and conditions; and

(c)                                  so as to comply with all laws and regulations applicable to vessels registered at ports in Panama or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4                        Modification.  The Borrower shall procure that no Owner shall (in the case of the Ship owned by it) make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.5                        Removal of parts.  The Borrower shall procure that no Owner shall (in the case of the Ship owned by it) remove any material part of the Ship, or any material item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship concerned.

14.6                        Surveys.  The Borrower shall procure that each Owner shall (in the case of the Ship owned by it) submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.7                        Prevention of and release from arrest.  The Borrower shall procure that each Owner shall (in the case of the Ship owned by it), promptly discharge before the same becomes overdue (unless being contested in good faith by appropriate proceedings promptly instituted and diligently pursued where appropriate reserves have been established):

(a)                                  all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances in relation to that Ship;

(b)                                 all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances in relation to that Ship; and

(c)                                  all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances in relation to that Ship,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.8                        Compliance with laws etc.  The Borrower shall procure that each Owner shall:

(a)                                  comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the Owner;

(b)                                 not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)                                  in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the war risks insurers of the Ship owned by it unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected or procure that the relevant Owner has effected any special, additional or modified insurance cover which the Security Trustee may require.

14.9                        Provision of information.  The Borrower shall procure that each Owner shall (in the case of the Ship owned by it), promptly provide the Security Trustee with any information which it requests regarding:

(a)                                  the Ship, its employment, position and engagements;

(b)                                 the Earnings and payments and amounts due to the Ship’s master and crew;

(c)                                  any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)                                 any towages and salvages; and

(e)                                  the Owner’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code,

                                                and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Ship’s Safety Management Certificate and/or the relevant Owner’s or the Approved Manager’s  Document of Compliance.

14.10                 Notification of certain events.  The Borrower (or the relevant Owner as the case may be) shall immediately notify the Security Trustee by fax, confirmed forthwith, by letter of:

(a)                                  any casualty which is or is likely to be or to become a Major Casualty;

(b)                                 any occurrence as a result of which a Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)                                  any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not complied with in accordance with its terms;

(d)                                 any arrest or detention of a Ship, any exercise or purported exercise of any lien on any Ship or its Earnings or any requisition of a Ship for hire;

(e)                                  any intended dry docking of a Ship;

(f)                                    any Environmental Claim made against the Borrower or an Owner in connection with a Ship or any Environmental Incident;

(g)                                 any claim for breach of the ISM Code or the ISPS Code being made against an Owner, the Approved Manager or otherwise in connection with a Ship; or

(h)                                 any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower (or the relevant Owner as the case may be) shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.11                 Restrictions on chartering, appointment of managers etc.  The Borrower shall procure that no Owner shall (in the case of the Ship owned by it):

(a)                                  let the Ship on demise charter for any period;

(b)                                 enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)                                  enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)                                 charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)                                  appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)                                    de-activate or lay up the Ship; or

(g)                                 put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (except in the case of the anticipated dry docking in respect of BAFFIN where such amount shall be increased to $1,000,000 for the purposes of such dry docking only) (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

14.12                 Notice of Mortgage.  The Borrower shall procure that each Owner shall (in the case of the Ship owned by it), keep the relevant Mortgage registered against the relevant Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the relevant Owner to the Security Trustee.

14.13                 Sharing of Earnings.  The Borrower will procure that no Owner shall (in the case of the Ship owned by it) enter into any agreement or arrangement for the sharing of any Earnings.

14.14                 ISPS Code.  The Borrower shall procure that each Owner shall (in the case of the Ship owned by it) comply with the ISPS Code and in particular, without limitation, shall:

(a)                                  procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code;

(b)                                 maintain for the Ship an ISSC; and

(c)                                  notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15                                  SECURITY COVER

15.1                        Minimum required security cover.  Clause 15.2 applies if the Agent notifies the Borrower that:

(a)                                  the aggregate market values (determined as provided in Clause 15.3) of the Ships; plus

(b)                                 the amount standing to the credit of the Collateral Account; plus

(c)                                  the net realisable value of any additional security previously provided under this Clause 15,

                                                is below 200 per cent. of the Loan.

15.2                        Provision of additional security; prepayment.  If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)                                  provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)                                 prepay such part (at least) of the Loan as will eliminate the shortfall.

15.3                        Valuation of Ships.  The market value of a Ship at any date is that shown by the average of 2 valuations prepared:

(a)                                  as at a date not more than 28 days previously;

(b)                                 by an Approved Broker;

(c)                                  without physical inspection of that Ship;

(d)                                 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)                                  after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

The initial aggregate value of the Ships on the date of this Agreement (as determined in accordance with Clause 15.3) is $100,000,000.

15.4                        Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5                        Valuations binding.  Any valuations under Clause 15.1 shall be binding and conclusive as regards the Borrower or the Owners.

15.6                        Provision of information.  The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.1 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7                        Payment of valuation expenses.  Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all reasonable, out-of-pocket legal and other expenses incurred by the Agent or the Security Trustee in connection with any matter arising out of this Clause.

15.8                        Application of prepayment.  Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16                                  PAYMENTS AND CALCULATIONS

16.1                        Currency and method of payments.  All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)                                  by not later than 11.00 a.m. (New York City time) on the due date;

(b)                                 in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)                                  in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at Bank of New York, 1 Wall Street, New York (Account No 890 0047003 SWIFT Code IRVTUS3N quoting the reference “Britannia Bulk plc”), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)                                 in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2                        Payment on non-Business Day.  If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)                                  the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

                                                and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3                        Basis for calculation of periodic payments.  All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4                        Distribution of payments to Creditor Parties.  Subject to Clauses 16.5, 16.6 and 16.7:

(a)                                  any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)                                 amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5                        Permitted deductions by Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6                        Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7                        Refund to Agent of monies not received.  If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)                                  refund the sum in full to the Agent; and

(b)                                 pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8                        Agent may assume receipt.  Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9                        Creditor Party accounts.  Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10                 Agent’s memorandum account.  The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11                 Accounts prima facie evidence.  If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17                                  APPLICATION OF RECEIPTS

17.1                        Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)                                  FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)                                 SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)                                  THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)                                 FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)                                  FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent acting in good faith, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a), 17.1(b), 17.1(c) and 17.1(d); and

(f)                                    SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18                                  APPLICATION OF EARNINGS

18.1                        Payment of Earnings.  The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings of each Ship are paid to the Earnings Account.

18.2                        Payments from Earnings Account.  At all times other than during the continuation of an Event of Default, moneys in the Earnings Account shall be applied:

(a)                                  first, to make the payment required by Clause 18.3;

(b)                                 secondly, to pay all amounts due to the Creditor Parties under this Agreement (including but not limited to accrued interest due pursuant to Clause 5.1); and

(c)                                  thirdly, any remaining balance to be made available to the Owners and/or the Borrower for use in their sole discretion.

Following the occurrence of an Event of Default and while it is continuing neither the Borrower nor the Owners shall be permitted to use any moneys standing to the credit of the Earnings Account.

18.3                        Collateral Account.  The Borrower undertakes with each Creditor Party to ensure that on the date falling one month after the Drawdown Date and on the same date of each month thereafter during the Security Period there is transferred to the Collateral Account out of the Earnings received in the Earnings Account during the preceding month a minimum amount of $600,000.  Any balance standing to the credit of the Collateral Account shall be applied against the Loan on the Repayment Date but may, upon the Borrower’s request, be applied (in whole or in part) to make a voluntary prepayment of the Loan at any time prior to the Repayment Date.  Neither the Borrower nor any Owner shall be permitted to use or access the moneys standing to the credit of the Collateral Account other than to make a prepayment of the Loan.

18.4                        Location of accounts.  The Borrower shall procure that the Owners shall promptly:

(a)                                  comply with any requirement of the Agent as to the location or re-location of the Earnings Account and the Collateral Account (or either of them); and

(b)                                 execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Collateral Account.

18.5                        Debits for expenses etc.  The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.6                        Borrower’s obligations unaffected.  The provisions of this Clause 18 do not affect:

(a)                                  the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)                                 any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19                                  EVENTS OF DEFAULT

19.1                        Events of Default.  An Event of Default occurs if:

(a)                                  the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document except where such failure to pay is caused by an administrative or technical error in which case the Borrower or any Security Party fails to pay any such sum within 3 Business Days of its due date; or

(b)                                 any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, 13 or 15.2; or

(c)                                  any breach by the Borrower or any Security Party occurs of any provision of a Finance Document that does not contain a specific grace period (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)                                 (subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)                                  any representation or warranty made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(f)                                    any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (but limited to Financial Indebtedness in respect of $1,000,000 or more in the case of the Borrower or any Relevant Person which is not a Security Party):

(i)                                     any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)                                  any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)                               a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)                              any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)                                 any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)                                 any of the following occurs in relation to a Relevant Person:

(i)                                     a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)                                  any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $250,000 or more or the equivalent in another currency unless stayed; or

(iii)                               any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)                              an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)                                 any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)                              a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)                           a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner (prior to the disposition of the Ship owned by such Owner and the making of the mandatory prepayment required by Clause 8.6) which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)                        an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)                                a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation or arrangement with respect to such Relevant Person’s debt generally or all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)                                   any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)                                in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)                                 the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)                                     it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)                                     for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

(ii)                                  for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)                                     any consent necessary to enable an Owner to own, operate or charter the Ship which it owns or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or an MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)                                  it appears to the Majority Lenders that, without their prior consent, a Change of Control has occurred after the date of this Agreement; or

(l)                                     any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest (other than Permitted Security Interests); or

(m)                               the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)                                 any other event occurs or any other circumstances arise or develop including, without limitation:

(i)                                     a change in the financial position of any Relevant Person; or

(ii)                                  any accident or other event not covered by insurance involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or any Owner is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2                        Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)                                  the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)                                     serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)                                  serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)                               take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)                                 the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3                        Termination of Commitments.  On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4                        Acceleration of Loan.  On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5                        Multiple notices; action without notice.  The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6                        Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7                        Lender’s rights unimpaired.  Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8                        Exclusion of Creditor Party liability.  No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)                                  for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)                                 as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the violation of law, dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

19.9                        Relevant Persons.  In this Clause 19, a “Relevant Person” means the Borrower, a Security Party, and any company which is a subsidiary of the Borrower or a Security Party; but excluding any company the value of whose gross assets is $1,000,000 or less.

19.10                 Interpretation.  In Clause 19.1(f), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g), “petition” includes an application.

20                                  FEES AND EXPENSES

20.1                        Arrangement fee.  The Borrower shall pay to the Agent on the Drawdown Date, an arrangement fee of 1.50 per cent. of the amount of the Loan for distribution among the Lenders in the proportions agreed by the Agent and the Lenders.  The arrangement fee shall be deducted from the proceeds of the Loan.

20.2                        Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all reasonable, out-of-pocket expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3                        Costs of variations, amendments etc.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all reasonable, out-of-pocket expenses incurred by a Creditor Party in connection with:

(a)                                  any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)                                 any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)                                  the valuation of any security provided or offered under Clause 15 or any other matter relating to such security.

20.4                        Costs of enforcement.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with any step taken by the Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.  There shall be recoverable the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.5                        Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.6                        Financial Services Authority fees.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.7                        Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21                                  INDEMNITIES

21.1                        Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses (but excluding loss of Margin) which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                  the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)                                  any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); and

(d)                                 the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

                                                and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2                        Breakage costs.  Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, excluding loss of Margin, incurred by a Lender:

(a)                                  in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)                                 in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3                        Miscellaneous indemnities.  The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)                                  any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; and

(b)                                 any other Pertinent Matter,

                                                other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the violation of law, dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4                        Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                                  making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)                                 obtaining an order or judgment from any court or other tribunal; or

(c)                                  enforcing any such order or judgment,

                                                the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

                                                In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

                                                This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5                        Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.6                        Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22                                  NO SET-OFF OR TAX DEDUCTION

22.1                        No deductions.  All amounts due from the Borrower under a Finance Document shall be paid:

(a)                                  without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                  the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3                        Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4                        Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5                        Tax credits.  A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)                                  the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)                                 nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)                                  nothing in this Clause 22.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)                                 any allocation or determination made by a Creditor Party under or in connection with this Clause 22.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.

23                                  ILLEGALITY, ETC

23.1                        Illegality.  This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)                                  unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, any regulation,

                                                for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2                        Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3                        Prepayment; termination of Commitment.  On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4                        Mitigation.  If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)                                  have an adverse effect on its business, operations or financial condition; or

(b)                                 involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)                                  involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24                                  INCREASED COSTS

24.1                        Increased costs.  This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)                                  the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)                                 complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2                        Meaning of “increased costs”.  In this Clause 24, “increased costs” means, in relation to a Notifying Lender:

(a)                                  an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)                                 a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)                                  an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)                                 a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

                                                For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3                        Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4                        Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5                        Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6                        Prepayment; termination of Commitment.  A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)                                  on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)                                 on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7                        Application of prepayment.  Clause 8 shall apply in relation to the prepayment.

25                                  SET-OFF

25.1                        Application of credit balances.  Each Creditor Party may at any time whilst an Event of Default is continuing without prior notice:

(a)                                  apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)                                 for that purpose:

(i)                                     break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)                                  convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)                               enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2                        Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3                        Sums deemed due to a Lender.  For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4                        No Security Interest.  This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26                                  TRANSFERS AND CHANGES IN LENDING OFFICES

26.1                        Transfer by Borrower.  The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2                        Transfer by a Lender.  Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time subject to obtaining the consent of the Borrower (which consent will not be unreasonably withheld, conditioned or delayed and will not be required during the existence of an Event of Default), cause:

(a)                                  its rights in respect of all or part of its Contribution; or

(b)                                 its obligations in respect of all or part of its Commitment; or

(c)                                  a combination of (a) and (b),

                                                to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

                                                However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3                        Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)                                  sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)                                 on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)                                  send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4                        Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date,  Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5                        No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6                        Lender re-organisation; waiver of Transfer Certificate.  However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7                        Effect of Transfer Certificate.  A Transfer Certificate takes effect in accordance with English law as follows:

(a)                                  to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)                                 the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)                                  the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)                                 the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)                                  any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)                                    the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.4 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)                                 in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8                        Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9                        Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10                 Authorisation of Agent to sign Transfer Certificates.  The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11                 Registration fee.  In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12                 Sub-participation; subrogation assignment.  A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13                 Disclosure of information.  A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14                 Change of lending office.  A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)                                  the date on which the Agent receives the notice; and

(b)                                 the date, if any, specified in the notice as the date on which the change will come into effect.

26.15                 Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27                                  VARIATIONS AND WAIVERS

27.1                        Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2                        Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)                                  a change in the Margin or in the definition of LIBOR;

(b)                                 a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)                                  a change to any Lender’s Commitment;

(d)                                 an extension of Availability Period;

(e)                                  a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)                                    a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 18 or 30;

(g)                                 a change to this Clause 27;

(h)                                 any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)                                     any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3                        Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                                  a provision of this Agreement or another Finance Document; or

(b)                                 an Event of Default; or

(c)                                  a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)                                 any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28                                  NOTICES

28.1                        General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2                        Addresses for communications.  A notice by letter or fax shall be sent:

(a)

to the Borrower:

Britannia Bulk plc

Dexter House

2nd Floor

Royal Mint Court

London

EC3N 4QN

Fax No:+ 44 207 264 4949
Attn: Fariyal Khanbabi

(b)

to a Lender:

At the address below its name in Schedule 1 or (as the

case may require) in the relevant Transfer Certificate.

(c)

to the Agent:

Lloyds TSB Bank plc

Wholesale Loans Agency

10 Gresham Street

London

EC2V 7AE

Fax No: +44 207 158 3251

Attn: Head of Wholesale Loans Agency

(d)

to the Security Trustee:

Lloyds TSB Bank plc

Head of Loans Management

10 Gresham Street

London

EC2V 7AE

Fax No: +44 207 158 3271

Attn: Head of Loan Management

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

28.3                        Effective date of notices.  Subject to Clauses 28.4 and 28.5:

(a)                                  a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)                                 a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4                        Service outside business hours.  However, if under Clause 28.3 a notice would be deemed to be served:

(a)                                  on a day which is not a business day in the place of receipt; or

(b)                                 on such a business day, but after 5 p.m. local time,

                                                the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5                        Illegible notices.  Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6                        Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)                                  the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)                                 in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7                        Electronic communication.  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)                                  agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)                                 notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)                                  notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8                        English language.  Any notice under or in connection with a Finance Document shall be in English.

28.9                        Meaning of “notice”.  In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29                                  SUPPLEMENTAL

29.1                        Rights cumulative, non-exclusive.  The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)                                  cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2                        Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3                        Counterparts.  A Finance Document may be executed in any number of counterparts.

29.4                        Third Party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.5                        Confidentiality.  At all times during the Security Period, each of the parties hereto shall keep confidential and shall not, without the prior written consent of the other parties, issue any press release in relation to the transactions evidenced by this Agreement and the other Finance Documents, or disclose to any other person, the business, financial or other information contained in or supplied in connection with this Agreement or any other Finance Document and the transactions contemplated hereby or thereby or any other agreement entered into after the date hereof by the Borrower and any Security Party or in connection with this Agreement or any other Finance Document, or release copies or drafts of any such document which disclose or reveal the identity of the parties (or any of them) provided that (a) the Borrower will not reasonably withhold or delay its consent to any proposed press releases; (b) the foregoing provisions of this Clause 29.5 shall not apply to any disclosure of information between one Creditor Party to another; and (c) the parties hereto shall be entitled, without any such consent, to disclose the same:

(a)                                  in connection with any proceedings arising out of or in connection with this Agreement or any of the other Finance Documents; or

(b)                                 if required to do so by an order or a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise; or

(c)                                  pursuant to any law or regulation having the force of law; or

(d)                                 to any fiscal, monetary, tax, governmental or other competent authority; or

(e)                                  to the auditors, legal, insurance or other professional advisors, brokers, insurers or underwriters of any Creditor Party or any Security Party; or

(f)                                    if required to do so in order to obtain any permits, consents, licences which any Creditor Party or any Security Party is required to obtain pursuant to the Finance Documents; or

(g)                                 if any of the same is or shall become publicly known otherwise than as a result of a breach by such party of this Clause 29.5; or

(h)                                 in any manner contemplated by any of the Finance Documents; or

(i)                                     in the case of a Creditor Party , to any member of the group of companies of which such Creditor Party is a member and in the case of a Security Party to any member of the group of companies of which such Security Party is a member, provided that in each case the relevant Creditor Party or the relevant Security Party shall procure that the party to whom such disclosure is made shall comply with the requirements of this Clause 29.5.

Notwithstanding the foregoing provisions of this Clause 29.5 or any other provisions of this Agreement or any other Finance Document to the contrary:

(i)                                     at an appropriate time after the date of this Agreement, the Agent, the Security Trustee, the Lenders and the Borrower (each at their own cost) may place a customary announcement in such newspapers and periodicals as it may choose, stating that it has participated (in its various capacities) in the transactions contemplated in this Agreement and the other Finance Documents, in each case subject to the prior approval of the other parties to this Agreement as to the form and timing of the announcement; and

(ii)                                  the Agent, the Security Trustee, the Lenders and the Borrower (each at their own cost) may disclose generic details of the transaction contemplated by this Agreement and the other Finance Documents in its annual financial presentations or other “roadshow” presentations, internal publications, annual reports or financial or other brochures.

30                                  LAW AND JURISDICTION

30.1                        English law.  This Agreement shall be governed by, and construed in accordance with, English law.

30.2                        Exclusive English jurisdiction.  Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3                        Choice of forum for the exclusive benefit of Creditor Parties.  Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)                                  to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

                                                The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4                        Acceptance as process agent.  The Borrower hereby accepts its appointment as agent to receive and accept for and on behalf of each Owner any process or other document relating to any proceedings in the English Courts which are connected with any Finance Document.

30.5                        Creditor Party rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6                        Meaning of “proceedings”.  In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

Lloyds TSB Bank plc	10 Gresham Street London EC2V 7AE Fax No:+44 207 158 3271 Attn: Loan Management	30,000,000

SCHEDULE 2

DRAWDOWN NOTICE

To:	Lloyds TSB Bank plc
10 Gresham Street
London
EC2V 7AE

Attention: SHIP FINANCE

[•] February 2008

DRAWDOWN NOTICE

1                                         We refer to the loan agreement (the “Loan Agreement”) dated [•] February 2008 and made between us, as Borrower, the Lenders referred to therein, and you as Agent and as Security Trustee in connection with a facility of up to US$30,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2                                         We request to borrow as follows:

(a)                                  Amount: US$ 30,000,000;

(b)                                 Drawdown Date:  [•] February 2008;

(c)                                  Duration of the Interest Period shall be 1 month; and

(d)                                 Payment instructions : account [in our name] and numbered [•] with [•] of [•].

3                                         We represent and warrant that:

(a)                                  the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)                                 no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4                                         This notice cannot be revoked without the prior consent of the Majority Lenders.

5                                         We authorise you to deduct the arrangement of US$450,000 fee referred to in Clause 20 from the amount of the Loan.

[Name of Signatory]

Director

for and on behalf of

BRITANNIA BULK PLC

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1                                         A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2                                         Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3                                         Copies of resolutions of the directors of the Borrower and copies of resolutions of the shareholders and directors each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement and in the case of the Owners ratifying the execution of the MOAs.

4                                         The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5                                         Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or either MOA.

6                                         The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account and the Collateral Account.

7                                         Copies of the MOAs and of all documents signed or issued by an Owner or a Seller (or any of them) under or in connection with the MOAs.

8                                         A copy of the latest unaudited consolidated accounts of the Borrower and its subsidiaries certified as to their correctness by the chief financial officer of the Borrower.

9                                         A copy of the most recent survey report or inspection report obtained in respect of each Ship from an independent marine surveyor in respect of the physical condition of each Ship.

10                                  If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b).

1                                         A duly executed original of the Mortgages and the General Assignments (and of each document to be delivered by each of them).

2                                         Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by each Seller of the MOA to which it is a party and of all documents to be executed by each Seller under the MOA to which it is a party.

3                                         Documentary evidence that:

(a)                                  each Ship has been unconditionally delivered by the relevant Seller to, and accepted by, the relevant Owner under the relevant MOA, and the full purchase price payable under the relevant MOA (in addition to the part to be financed by the Loan) has been duly paid;

(b)                                 each Ship is definitively and permanently registered in the name of the relevant Owner under Panamanian flag;

(c)                                  each Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(d)                                 each Ship maintains the highest class of vessels of a similar age and type as that Ship with the Classification Society, free of all overdue recommendations and conditions of such Classification Society;

(e)                                  each Mortgage has been duly registered against the relevant Ship as a valid first preferred Panamanian ship mortgage in accordance with the laws of the Republic of Panama; and

(f)                                    each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4                                         Documents establishing that each Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)                                  a letter of undertaking executed by the Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of each Ship and subordinating the rights of the Approved Manager against each Ship the relevant Owner to the rights of the Creditor Parties under the Finance Documents; and

(b)                                 copies of the Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

5                                         Documentary evidence that each Ship has been deleted from the German flag and the Antigua and Barbadian bareboat registry free from all registered encumbrances or, in the alternative, evidence that each Ship will be so deleted within such period as the Agent shall require and that, in any event, there are no encumbrances registered against either Ship on the German flag or the Antigua and Barbadian bareboat registry.

6                                         Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Panama and such other relevant jurisdictions as the Agent may require.

7                                         A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Ship as the Agent may require.

8                                         If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

                                                Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:                              Lloyds TSB Bank plc for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[•]

1                                         This Certificate relates to a Loan Agreement (“the “Agreement”) dated [•] February 2008 and made between (1) Britannia Bulk plc (the “Borrower”), (2) the banks and financial institutions named therein, (3) Lloyds TSB Bank plc as Agent and (4) Lloyds TSB Bank plc as Security Trustee for a loan facility of up to US$30,000,000.

2                                         In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee and each Lender;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3                                         The effective date of this Certificate is [•],  Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4                                         [The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which percentage represents $[•].]

5                                         [By virtue of this Transfer Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].]

6                                         The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7                                         The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8                                         The Transferor:

(a)                                  warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)                                 warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)                                  undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9                                         The Transferee:

(a)                                  confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)                                 agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and

(iii)

it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)                                  agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)                                 warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)                                  confirms the accuracy of the administrative details set out below regarding the Transferee.

10                                  The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11                                  The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee  in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]                                                                                                                 [Name of Transferee]

By:                                                                                                                                              By:

Date:                                                                                                                                    Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:

This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

MANDATORY COST FORMULA

1                                         The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2                                         On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3                                         The Additional Cost Rate for any Lender lending from a lending office in Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4                                         The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

per cent. per annum

Where:

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5                                         For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules”  means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs”  means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)                                 “Participating Member State”  means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)                                  “Tariff Base”  has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6                                         If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

7                                         Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its lending office; and

(b)                                 any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8                                         The rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9                                         The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10                                  The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

12                                  Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with  any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6

LIST OF APPROVED BROKERS

•                                          Fearnleys

•                                          Clarksons

•                                          Gailbraiths Limited

EXECUTION PAGE

THE BORROWER

SIGNED by	/s/ Arvid Tage	)
)
for and on behalf of		)
BRITANNIA BULK PLC		)
in the presence of:		)

THE LENDERS

SIGNED by	/s/ David Sumner	)
)
for and on behalf of		)
LLOYDS TSB BANK PLC		)
in the presence of:		)

THE AGENT

SIGNED by	/s/ David Sumner	)
)
for and on behalf of		)
LLOYDS TSB BANK PLC		)
in the presence of:		)

THE SECURITY TRUSTEE

SIGNED by	/s/ David Sumner	)
)
for and on behalf of		)
LLOYDS TSB BANK PLC		)
in the presence of:		)